As filed with the Securities and Exchange Commission on September 26, 1997 Registration No. 333-

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _______________

                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                _______________

                             SUN COMMUNITIES, INC.
      (Exact Name of Registrant as Specified in its Governing Instrument)

          MARYLAND                                       38-2730780
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
Incorporation or Organization)
                                _______________

                                GARY A. SHIFFMAN
                                   PRESIDENT
                             31700 MIDDLEBELT ROAD
                                   SUITE 145
                        FARMINGTON HILLS, MICHIGAN 48334
                                 (248) 932-3100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
                                _______________

                        Copies of all correspondence to:

                            JEFFREY L. FORMAN, ESQ.
                       JAFFE, RAITT, HEUER & WEISS, P.C.
                              ONE WOODWARD AVENUE
                                   SUITE 2400
                            DETROIT, MICHIGAN  48226


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   _X_

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ___

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ___.


                                _______________

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                      Proposed Maximum           Amount of
      Title of Each Class of Securities         Aggregate Offering Price (1)  Registration Fee
-----------------------------------------------------------------------------------------------
820,788 Shares of Common Stock, $.01 par value         $30,728,250.75             $9,312.00(2)
===============================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices reported on the New York Stock Exchange on September 23, 1997.

(2) In addition to the securities registered hereby, pursuant to Rule 429 of the Securities Act of 1933, the Prospectus included herein also covers 179,212 shares of Common Stock, $.01 par value, from a previous registration statement (No. 333-23537), as to which a registration fee of $4,952 was paid.

                      __________________________________


PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED HEREIN ALSO RELATES TO 179,212 SHARES OF COMMON STOCK, $.01 PAR VALUE, REGISTERED UNDER REGISTRATION STATEMENT 333-23537 WHICH WAS AUTOMATICALLY EFFECTIVE UPON ITS MARCH 18, 1997 FILING. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED SHARES OF COMMON STOCK ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THEY WILL NOT BE INCLUDED IN ANY PROSPECTUS HEREUNDER. THE AMOUNT OF COMMON STOCK BEING REGISTERED, TOGETHER WITH THE COMMON STOCK REGISTERED UNDER REGISTRATION STATEMENT 333-23537, REPRESENTS THE MAXIMUM AMOUNT OF COMMON STOCK WHICH IS EXPECTED TO BE OFFERED FOR SALE.

                      __________________________________

                      PROSPECTUS DATED SEPTEMBER 26, 1997


PROSPECTUS
                                1,000,000 SHARES

                             SUN COMMUNITIES, INC.
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                  COMMON STOCK

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of the Company provides to holders of the Company's shares of Common Stock (the "Common Stock") and holders of limited partnership interests ("OP Units;" holders of Common Stock and OP Units who elect to participate in the Plan are sometimes hereinafter collectively referred to as "Participants") in Sun Communities Operating Limited Partnership, a Michigan limited partnership (the "Operating Partnership") controlled by the Company as a result of the Company's approximately 87% general partnership interest therein, a method of purchasing additional shares of Common Stock without paying any service fees, brokerage commissions or other charges.

     State Street Bank and Trust Company (the "Agent") is Administrator of the Plan and acts as Agent for Participants. As Agent, it will use distributions on the Common Stock and OP Units held, and optional cash payments made, by the Participants in the Plan to acquire additional Common Stock for the accounts and Participants.

     Participants in the Plan may have cash distributions on all or a portion of their Common Stock and OP Units automatically reinvested. Participants may terminate their accounts at any time in the manner provided for in the Plan.

     The shares of Common Stock purchased under the Plan may be, at the Company's option, newly issued shares of Common Stock or shares of Common Stock purchased for Participants in the open market. The price of shares of Common Stock purchased from the Company with reinvested distributions and optional cash payments will be equal to 97% of the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape on the twelve trading days prior to the date on which distributions are made, as more fully described in this Prospectus. The price to Participants of Common Stock purchased in the open market will be 97% of the average price of Common Stock purchased for the Plan by the Agent over the period of days such Common Stock is purchased. The Company reserves the right to modify the pricing or any other provision of the Plan at any time.

     If you are not a member of the Plan, you may join the Plan by delivering a signed Enrollment Form to the Agent. An Enrollment Form can be obtained by request from the Agent. Upon receipt of the Enrollment Form by the Agent, your enrollment will be processed and the Agent will send you a confirmation. Participation in the Plan is strictly voluntary. At any time, you may terminate your account and withdraw your shares, subject to the terms outlined in this Prospectus. Stockholders and holders of OP Unit who do not wish to participate in the Plan will continue to receive distributions by check as declared and paid.

     This Prospectus relates to the offer and sale of up to 1,000,000 authorized and unissued shares of Common Stock registered for purchase under the Plan (the "Offering"). We suggest that you read the Prospectus carefully and retain it for future reference.

     The Common Stock is traded in the New York Stock Exchange under the symbol "SUI." The last reported sale price of the Common Stock as reported on the New York Stock Exchange on September 24, 1997 was $37.25 per share.

     SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON STOCK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             --------------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             --------------------

               The date of this Prospectus is September 26, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy information and statements, and other information regarding registrants that file electronically with the Commission. The Web site address is http://www.sec.gov. The Company files electronically. In addition, the Company's Common Stock is listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain portions of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference.

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 31, 1997.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 12, 1997.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 13, 1997

     4. The Company's Current Report on Form 8-K dated August 20, 1997 and filed with the Commission on August 21, 1997.

     5. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated November 23, 1993, No. 1-12616.

     All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying
Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Jeffrey P. Jorissen, the Company's Senior Vice President and Chief Financial Officer at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, telephone number
(248) 932-3100.

     As used herein, the term "Company" includes Sun Communities, Inc., a Maryland corporation, and one or more of its subsidiaries (including the Operating Partnership, Sun Communities Finance Limited Partnership, and Sun Home Services, Inc.).

                                  THE COMPANY

     The Company owns and operates manufactured housing communities concentrated in the midwestern and southeastern United States. The Company is a fully integrated real estate company which, together with its affiliates and predecessors, has been in the business of acquiring, operating, and expanding manufactured housing communities since 1975. As of September 1, 1997, the Company owned, managed, and/or financed a portfolio of 88 manufactured housing community properties (the "Properties") located in thirteen states and Canada containing an aggregate of approximately 32,600 developed sites and approximately 3,000 sites suitable for development. Consistent with the Company's strategy of growth through acquisitions, the Company has acquired 52 of the Properties since its initial public offering in December 1993 (the "IPO").

     The Company is the sole general partner of, and, as of September 1, 1997, held approximately 87% of the interests (not including Preferred OP Units) in, the Operating Partnership. Substantially all of the Company's assets are held by or through the Operating Partnership. The ownership and management of the Properties is allocated among the Company's subsidiaries; however, subject to the tax and other risks discussed in the section entitled "Risk Factors", stockholders in the Company achieve substantially the same economic benefits as direct ownership, operation, and management of the Properties, except that 5% of the cash flow from operating activities of Sun Home Services, Inc., a Michigan corporation ("Home Services") (estimated to be no greater than approximately $25,000 in 1997), will be distributed to Gary A. Shiffman, Milton
M. Shiffman (Gary A. Shiffman and Milton M. Shiffman are sometimes hereinafter collectively referred to as the "Principals"), and Jeffrey P. Jorissen, each an officer of the Company, as the holders of all the common stock of Home Services. There is no assurance that such distributions will not increase in the future. As sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

     The Company's executive and principal property management office is located at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, and telephone number is (248) 932-3100. The Company has regional property management offices in Elkhart, Indiana and Tampa, Florida.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below.

CONFLICTS OF INTEREST


     Failure to Enforce Terms of Home Services Agreement. Through their ownership of all of the common stock of Home Services, the Subsidiary Shareholders have a 5% interest in Home Services. Home Services has entered into an agreement with the Operating Partnership for sales, brokerage, and leasing services, which was not negotiated on an arm's length basis. The Subsidiary Shareholders will have a conflict of interest with respect to their obligations as officers and/or directors of the Company to enforce the terms of the services agreement. The failure to enforce the material terms of this agreement could have an adverse effect on the Company. The Operating Partnership, on account of its ownership of the preferred stock of Home Services, and the Subsidiary Shareholders, on account of their ownership of the common stock of Home Services, are entitled to 95% and 5%, respectively, of the cash flow from operating activities of Home Services.

     Tax Consequences Upon Sale of Properties. Prior to the redemption of Common OP Units for Common Stock, the Principals will have tax consequences different from those of the Company and its public stockholders upon the sale of any of the 24 Properties acquired from partnerships previously affiliated with the Principals (the "Sun Partnerships") and, therefore, the Principals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate pricing and timing of any sale of those Properties. Consequently, the Principals may influence the Company not to sell those Properties even though such sale might otherwise be financially advantageous to the Company.

ADVERSE CONSEQUENCES OF DEBT FINANCING

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced, or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company.

     As of September 4, 1997, the Company had outstanding $45 million of indebtedness that is collateralized by mortgage liens on seven of the Properties (the "Mortgage Debt"). If the Company fails to meet its obligations under the Mortgage Debt, the lender would be entitled to foreclose on all or some of the Properties securing such debt, which could have a material adverse effect on the Company and its ability to make expected distributions and could threaten the continued viability of the Company.

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER APPROVAL

     The investment and financing policies of the Company, and its policies with respect to certain other activities, including its growth, debt, capitalization, distributions, REIT status, and operating policies, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to or a vote of the stockholders of the Company. Accordingly, stockholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all stockholders.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers, particularly the Principals. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. The Company does not currently maintain or contemplate obtaining any "key-man" life insurance on the Principals.

OWNERSHIP LIMIT AND LIMITS ON CHANGES IN CONTROL

     9.8% Ownership Limit; Inapplicability to Founders. In order to qualify and maintain its qualification as a REIT, not more than 50% of the outstanding shares of the capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals. Thus, ownership of more than 9.8% of the outstanding shares of Common Stock by any single stockholder has been restricted, with certain exceptions, for the purpose of maintaining the Company's qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Such restrictions in the Company's charter do not apply to the Principals and Robert B. Bayer, a former director and officer of the Company (Robert B. Bayer and the Principals are sometimes hereinafter collectively referred to as the "Founders"), who may acquire additional shares of Common Stock through the redemption of Common OP Units, through the Stock Option Plan, from other stockholders or otherwise, but in no event will they be entitled to acquire additional shares such that the five largest beneficial owners of the Company's stock hold more than 50% of the total outstanding stock. Additionally, the Company's charter allows certain transfers of such shares without the transferees being subject to the 9.8% ownership limit, provided such transfers do not result in an increased concentration in the ownership of the Company. The Company's Board of Directors, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, may also exempt a proposed transferee from this restriction. See "Description of Common Stock - Restrictions on Ownership."

     The 9.8% ownership limit, as well as the ability of the Company to issue additional shares of Common Stock or shares of other stock (which may have rights and preferences over the Common Stock), may discourage a change of control of the Company and may also: (i) deter tender offers for the Common Stock, which offers may be advantageous to stockholders; and (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% of the outstanding shares of the Company or otherwise effect a change of control of the Company.

     Staggered Board. The Board of Directors of the Company has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class's term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

     Preferred Stock. The Company's charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest.

REAL ESTATE INVESTMENT CONSIDERATIONS

     General. Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area, the attractiveness of the Properties to tenants, zoning or other regulatory restrictions, competition from other available manufactured housing sites and alternative forms of housing (such as apartment buildings and site-built single-family homes), the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or sites were unable to be rented on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of the sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations and ability to make expected distributions to stockholders could be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     Competition. All of the Properties are located in developed areas that include other manufactured housing community properties. The number of competitive manufactured housing community properties in a particular area could have a material effect on the Company's ability to lease sites and on rents charged at the Properties or at any newly acquired properties. The Company may be competing with others that have greater resources than the Company and whose officers and directors have more experience than the Company's officers and directors. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities.

     Changes in Laws. Costs resulting from changes in real estate tax laws generally may be passed through to tenants and will not affect the Company. Increases in income, service or other taxes, however, generally are not passed through to tenants under leases and may adversely affect the Company's funds from operations and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to stockholders.

     Investments in Mortgages. Although the Company currently has no plans to invest in mortgages other than an approximately $4.0 million mortgage loan it has made to an entity that operates two manufactured housing communities in Alberta, Canada and an approximately $19 million mortgage loan it has made to two entities that each operate a manufactured housing communities in Delaware (the "Delaware Mortgages"; the Delaware Mortgages and the Canadian Mortgage are sometimes hereinafter collectively referred to as the "Mortgages"), the Company may invest in additional mortgages in the future. By virtue of its investment in the Mortgages and if the Company were to invest in additional mortgages, it is and would be subject to the risks of such investment, which include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of mortgaged property may be less than the amounts owed, and the risk that interest rates payable on the mortgages may be lower than the Company's costs of funds. If any of the above occurred, funds from operations and the Company's ability to make expected distributions to stockholders could be adversely affected.

     Development of New Communities. The Company is not restricted from engaging in the development of new communities in the future. The manufactured housing community development business involves significant risks in addition to those involved in the ownership and operation of established manufactured housing communities, including the risks that financing may not be available on favorable terms for development projects, that construction and lease-up may not be completed on schedule resulting in increased debt service expense and construction costs, that long-term financing may not be available upon completion of construction, and that sites may not be leased on profitable terms. If any of the above occurred, the Company's ability to make expected distributions to stockholders could be adversely affected.

Rent Control Legislation. State and local rent control laws in certain jurisdictions may limit the Company's ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. Certain of the Properties are located, and the Company may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

     Environmental Matters. Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management, and development of real properties, the Company or the Operating Partnership, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All of the Properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that would have a material adverse effect on the Company's business. No assurances can be given that existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more Properties.

     Uninsured Loss. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance with respect to the Properties with policy specifications, limits, and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Taxation as a Corporation. The Company expects to qualify and has made an election to be taxed as a REIT under the Code, commencing with the calendar year beginning January 1, 1994. Although the Company believes that it is organized and will operate in such a manner, no assurance can be given that the Company is organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made.

     Other Tax Liabilities. Even though the Company qualifies as a REIT, it is subject to certain Federal, state and local taxes on its income and property. In addition, the Company's sales operations, which are conducted through Home Services, generally will be subject to Federal income tax at regular corporate rates.

ADVERSE EFFECT OF DISTRIBUTION REQUIREMENTS

     The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A PARTNERSHIP

     The Company believes that the Operating Partnership and other various Company subsidiary partnerships have each been organized as partnerships and will qualify for treatment as such under the Code. If the Operating Partnership and such other partnerships fail to qualify for such treatment under the Code, the Company would cease to qualify as a REIT, and the Operating Partnership and such other partnerships would be subject to Federal income tax (including any alternative minimum tax) on their income at corporate rates.

ADVERSE EFFECT ON PRICE OF SHARES AVAILABLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. As of September 1, 1997, the Principals held 943,456 shares of Common Stock. In addition, as of September 1, 1997, up to 3,683,280 shares of Common Stock may be issued in the future to the Principals, the general partners of the Sun Partnerships other than the Principals (the "Former General Partners"), and the sellers of certain properties as a result of the potential redemption of their outstanding OP Units (both Common and Preferred OP Units). The Principals and the Former General Partners may sell such shares pursuant to registration rights or an available exemption from registration. Also, the former owner of one of the Properties will be issued Common OP Units with an aggregate value of $12.1 million over the 12-year period beginning in January 1998 and continuing on an annual basis through 2009. In addition, as of September 1, 1997, 1,566,192 shares have been reserved for issuance (of which options for 393,979 shares have been exercised as of September 1, 1997) pursuant to the Company's Stock Option Plan and 1993 Non-Employee Director Stock Option Plan, and the Principals' employment agreements provide for incentive compensation payable in shares of Common Stock. No prediction can be made regarding the effect that future sales of shares of Common Stock will have on the market price of shares.

ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

     One of the factors that may influence the price of the Company's shares in the public market will be the annual distributions to stockholders relative to the prevailing market price of the Common Stock. An increase in market interest rates may tend to make the Common Stock less attractive relative to other investments, which could adversely affect the market price of Common Stock.

                            DESCRIPTION OF THE PLAN

     Set forth below, in question and answer format, is a description of the Plan. Those holders of Common Stock and OP Units who do not participate in the Plan will receive cash distributions, as declared, by check as usual.

PARTICIPATION

1.   Who is eligible to enroll in the Plan?

     Any common stockholder with Common Stock registered in his or her name on the records of our agent, State Street Bank and Trust Company (the "Agent") or holder of OP Units (an "OP Unitholder"), may enroll in the Plan. If a stockholder has Common Stock registered in the name of someone else (for example, with a bank, broker or trustee), the holder may be able to arrange for that entity to handle the reinvestment of distributions. STOCKHOLDERS SHOULD CONSULT DIRECTLY WITH THE ENTITY HOLDING THEIR COMMON STOCK TO DETERMINE IF THEY CAN ENROLL IN THE PLAN. IF NOT, THE STOCKHOLDER SHOULD REQUEST HIS OR HER BANK, BROKER

OR TRUSTEE TO HAVE SOME OR ALL OF THEIR SHARES REGISTERED IN THE STOCKHOLDER'S OWN NAME IN ORDER TO PARTICIPATE DIRECTLY.

     Stockholders and OP Unitholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, stock registration, foreign investments and related matters.

2.   How does an eligible stockholder or OP Unitholder participate?

     To enroll in the Plan, an eligible stockholder or OP Unitholder must sign the Enrollment Form and mail it to the Agent. If the Common Stock or OP Unit is registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign. You may obtain an Enrollment Form at any time by contacting the Agent at the following address:

                      State Street Bank and Trust Company
         Sun Communities Dividend Reinvestment and Stock Purchase Plan
                                 P.O. Box 8204
                                Boston, MA 02266
                                 (800) 257-1770

     If the "Optional Cash Payments" box on the Enrollment Form is checked, the Agent will apply any optional cash payment received with the Enrollment Card or with a subsequent payment form to the purchase of shares of Common Stock under the Plan.

3.   When may an eligible stockholder or OP Unitholder join the Plan?

     As an eligible stockholder or OP Unitholder, you may join the Plan at any time. Participation will begin when the first distribution after the Enrollment Form, designating the reinvestment of distributions, is received by the Agent, provided there is sufficient time for processing prior to the record date for that distribution. The Company's distributions are expected to be made in the months of January, April, July and October.

REINVESTMENT

4. When will distributions be reinvested toward the purchase of additional shares?

     The distributions on the Common Stock and OP Units are expected to be paid in the months of January, April, July and October. The reinvestment of distributions will generally begin on the date the distribution will be made and will normally extend over a period of two to five business days.

5.   May I reinvest less than the full amount of my distributions?

     By selecting the "Partial Reinvestment" option on your Enrollment Form, you may elect to receive cash distributions on a specified number of your shares and OP Units, and reinvest the distributions on the balance of your shares and OP Units.

6. How and when can a Participant change the amount of distributions to be reinvested?

     A Participant may change the distribution reinvestment option at any time by submitting a newly executed Enrollment Form to the Agent or by writing to the Agent. A form may be obtained by contacting the Agent. Any change in the number of shares or OP Units with respect to which the Agent is authorized to reinvest distributions must be received by the Agent prior to the record date for a distribution to permit the new number to apply to that distribution. The Company's distributions are expected to be paid in the months of January, April, July and October.

OPTIONAL CASH PAYMENTS

7.   How does the cash payment option work?

     Each Participant may purchase additional Common Stock by making optional cash payments at any time. Participants have no obligation to make any optional cash payments. Optional cash payments may be made at irregular intervals and the amount of each optional cash payment may vary, but no optional cash payment may be less than $500 and the total optional cash payments invested by each record holder of Common Stock or OP Unitholder may not exceed $10,000 per calendar quarter.

     An optional cash payment may be made by enclosing a check or money order with the Enrollment Form when enrolling; and thereafter by forwarding a check or money order to the Agent with a payment form which will be attached to each statement of account. Checks and money orders must be in United States dollars and should be made payable to "State Street Bank and Trust Company". No interest will be paid on optional cash payments held by the Agent pending the purchase of Common Stock (See Question 9).

     Optional cash payments must be received by the Agent no later than ten calendar days prior to the next distribution payment date. Optional cash payments received by the Agent will be returned to Participants upon written request received by the Agent at least ten calendar days prior to the next distribution payment date.

SHARE PURCHASES

8.   What is the source of Common Stock to be purchased under the Plan?

     Shares purchased under the Plan will be, at the Company's discretion, either newly issued shares of the Company or shares purchased in the open market, or a combination of the foregoing. Newly issued shares will be purchased by the Agent directly from the Company. Shares purchased in the open market will be purchased by the Agent on the New York Stock Exchange or any securities exchange where the Company's Common Stock is traded, in the over-the-counter market, or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as to which the Agent may agree.

9.   When will shares be purchased?

     Shares will be purchased by the Agent in the open market, generally beginning on the day on which a distribution is made and usually extending over two to five business days. Newly issued shares will be purchased on the distribution payment date. In order to allow sufficient time for processing, optional cash payments must be received no later than ten calendar days prior to the distribution payment date. Optional cash payments received by the Agent subsequent to ten calendar days prior to a distribution payment date will be applied to the purchase of Common Stock on the distribution payment date falling in the next succeeding quarter.

10.  What is the price of shares purchased under the Plan?

     If shares are purchased from the Company, the price of such shares will be 97% of the average of the daily high and low sale prices of Common Stock on the New York Stock Exchange Composite Tape on the twelve trading days prior to the applicable distribution payment date. If there is no trading reported in the Common Stock on the New York Stock Exchange Composite Tape on any of such dates, the purchase price per share shall be determined by the Company on the basis of such market quotations or other means as it shall deem appropriate, provided, however, that under no circumstances will the purchase price per share be less than the present par value of the Common Stock. If shares are purchased on the open market, the price of such shares will be 97% of the average price of all shares purchased for the Plan over the period of days such purchases are made in the open market with the proceeds of the distributions and optional cash payments then being invested. No participant shall have any authority or power to direct the time or price at which Common Stock may be purchased.

11.  How many shares will be purchased for Participants?

     The number of shares to be purchased for a participant will depend on the net amount of the Participant's distribution and optional cash payments and the price of the shares. Each Participant's account will be credited with the number of shares, including fractions calculated to four decimal places, equal to the total of a Participant's funds available for investment, divided by the purchase price of the shares.

COSTS

12.  What costs are associated with investments in the Plan?

     No fees are associated with any purchases under the Plan. All costs of administration of the Plan and all fees, commissions and expenses incurred in connection with any open market purchases made pursuant to the Plan will be paid by the Company.

13.  What are the costs associated with selling shares held in the Plan?

     The Agent will charge brokerage commissions, transfer taxes (if any), and a $5.00 service fee for each authorization to sell shares held in the Plan.

CUSTODIAL SERVICE

14.  How does the custodial service work?

     All shares of Common Stock that are purchased by Participants on the reinvestment of their distributions are held in the name of the Agent or its nominee and the shares are added to the Participants' balance in the Plan.

DISTRIBUTIONS

15. Will Participants be credited with distributions on shares held in their accounts under the Plan?

     Yes. As the record holder for the shares of Common Stock held in Participants' accounts under the Plan, the Agent will receive distributions (less any applicable tax withholding requirements imposed on the Company) for all Plan shares held on the applicable record date, will credit such distributions to Participants' accounts on the basis of shares held in these accounts, and will automatically reinvest such distributions in additional Common Stock or pay such distributions in cash, according to the directions in each Participant's Enrollment Form.

SALE OF PLAN SHARES

16.  Can the shares held in the Plan be sold through the Agent?

     A Participant can instruct the Agent to sell any or all of the whole shares held in the Plan. The written notification to the Agent should include the number of shares that are to be sold. The Agent will make the sale as soon as practicable after receipt of a Participant's request and a check for the proceeds less brokerage commission, transfer taxes (if any), and a $5.00 service fee will usually be sent by the Agent on the settlement date, which will be five business days from the date of sale. No Participant shall have the authority or power to direct the date or sales price at which Common Stock may be sold. Any such request that does not clearly indicate the number of shares to be sold will be returned to the Participant with no action taken. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be addressed to State Street Bank and Trust Company.

ISSUANCE OF STOCK CERTIFICATES

17.  Will stock certificates be issued for shares purchased?

     Stock certificates will not be issued unless a written request is made to the Agent. The number of shares you hold in the Plan will be shown on your regular statement of account. This service protects against loss, theft or destruction of stock certificates.

18.  How does a Participant request a stock certificate issuance?

     By contacting the Agent in writing, you may request, without charge, a stock certificate for any or all of the whole shares held for you in the Plan. Certificates for fractional shares will be not issued under any circumstances.

TERMINATION OF PLAN PARTICIPATION

19.  How do I terminate my participation in the Plan?

     In order to terminate participation in the Plan, a Participant must notify the Agent in writing. After receipt of such notice, distributions will be sent to the stockholder or OP Unitholder in the usual manner.

20.  When will a termination notice be effective?

     A termination notice will be effective upon receipt by the Agent, providing such notice is received not later than the record date for a distribution.

21.  How are shares distributed upon termination?

     Upon termination, a certificate for all whole shares held by a Participant under the Plan will be issued. Alternatively, a Participant may specify in the termination notice that some of all of the shares be sold. Any fractional shares held in the Plan at the time of termination will be converted to cash and the Participant will receive a check for the net proceeds.

TAX CONSEQUENCES

22.  What are the income tax consequences of participation in the Plan?

     The reinvestment of distributions does not relieve the Participant of any income tax which may be payable on such distributions.

     Distributions paid with respect to Common Stock which a Participant reinvests in Common Stock will be treated for Federal income tax purposes as having been received by the Participant in the form of a taxable stock distribution. Accordingly, an amount equal to the fair market value on the date of purchase of shares acquired with reinvested distributions will be treated as a distribution to the extent that the Company has current or accumulated earnings and profits for Federal income tax purposes. Distributions in excess of current and accumulated earnings and profits will not be taxable to a Participant to the extent that such distributions do not exceed the adjusted basis of the Participant's shares. To the extent such distributions exceed the adjusted basis of a Participant's shares, they will be included in income as capital gain. In addition, in the event that the Company designates a part or all of the amount so distributed as a capital gain distribution, such amount would be treated by the Participant as a long-term capital gain. Participants' statements of account will show the fair market value on the date of purchase of the Common Stock purchased with reinvested distributions, and a Form 1099-DIV mailed to Participants at year-end will show total income, the amount of any return of capital distribution, and the amount of any capital gain distribution.

     Distributions paid with respect to OP Units will be taxable to OP Unitholders only to the extent that such distributions exceed such OP Unitholder's tax basis for such OP Unitholder's limited partner interest in the Operating Partnership. Any distribution of cash in excess of an OP Unitholder's tax basis in the Operating Partnership will generally be taxable as capital gain, assuming that the Operating Partnership interest constitutes a capital asset in the hands of the OP Unitholder.

     An OP Unitholder's basis for such OP Unitholder's interest in the Operating Partnership is generally equal to the amount of cash contributed by the OP Unitholder to the Operating Partnership, or in the case of other property contributed to the Operating Partnership, the OP Unitholder's tax basis in such contributed property, increased by: (i) an OP Unitholder's assumption of the liabilities of the Operating Partnership; (ii) the Operating Partnership's taxable income allocated to an OP Unitholder; (iii) any Operating Partnership liabilities properly allocable to an OP Unitholder, and decreased, but not below zero, by: (i) distributions paid to an OP Unitholder; (ii) losses allocated to an OP Unitholder; (iii) liabilities of an OP Unitholder assumed by the Operating Partnership, and (iv) reductions in liabilities of the Operating Partnership properly allocable to an OP Unitholder.

     Distributions to OP Unitholders will be reported on K-1 forms delivered to each OP Unitholder in connection with the filing of the Federal partnership tax return for the Operating Partnership.

     The Internal Revenue Service has ruled in private letter rulings that brokerage commissions paid by a corporation on behalf of participants in a dividend reinvestment plan (i.e., in the case of open market purchases of shares) were to be treated as constructive distributions to the participants. Such constructive distributions were subject to income tax in the same manner as distributions and included in the participants' cost basis of the shares purchased. Accordingly, if the Company pays brokerage commissions with respect to any open market purchase made by the Agent, the Company intends to take the position that Participants received their proportionate amount of such commissions as additional distributions. This information return sent by the Agent to you and the Internal Revenue Service at the end of the year will show the amount of such distributions paid to you. While the matter is not free from doubt, the Company intends to take the position that administrative expenses of the Plan paid by the Company are not constructive distributions to Participants.

     The tax basis of Common Stock acquired for a Participant under the Plan by reinvestment of distributions will be equal to the fair market value of the Common Stock on the applicable date of purchase, plus the Participant's share of brokerage commissions, if any. The holding period of Common Stock acquired under the Plan will begin on the day following the date on which the Common Stock was purchased for the Participant's account.

     A Participant in the Plan will not realize any taxable income when the Participant receives certificates for shares of Common Stock credited to the Participant's account, either upon the Participant's request for such certificates or upon withdrawal from or termination of the Plan. However, a Participant will recognize gain or loss when shares of Common Stock or rights applicable to Common Stock acquired under the Plan are sold or exchanged. The amount of such gain or loss will be the difference between the amount received for the Participant's shares of Common Stock and the tax basis thereof.

     The Internal Revenue Service has ruled in connection with similar plans that a dividend reinvestment plan will not adversely affect the qualification of a real estate investment trust. In addition, a real estate investment trust should be able to include amounts deemed distributed as dividends under such a plan for purposes of its dividends-paid deduction.

     The foregoing summary of certain Federal income tax considerations regarding the Plan is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws. THOSE CONSIDERING PARTICIPATION IN THE PLAN ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES (INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES) THAT MAY RESULT FROM THEIR PARTICIPATION IN THE PLAN AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     The income tax consequences for Participants who do not reside in the United States may vary from jurisdiction to jurisdiction.

23. How are Federal income tax withholding provisions applied to stockholders and OP Unitholders who participate in the Plan?

     If you fail to provide certain federal income tax certifications in the manner required by the law, distributions on stock and proceeds from the sale of any shares held for your account are subject to Federal income tax withholding, currently at the rate of 31%. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements, provided that certain certifications are made.

PLAN ADMINISTRATION

24.  How will the Plan be administered?

     State Street Bank and Trust Company, Transfer Agent for the Company, or a successor selected by the Company will administer the Plan for Participants, keep records, send statements of account to Participants, answer Participants' questions and perform other duties related to the Plan.

25. Who should Participants contact for answers to questions regarding the Plan?

     All inquiries regarding the Plan should be sent to:

                     State Street Bank and Trust Company
        Sun Communities Dividend Reinvestment and Stock Purchase Plan
                                P.O. Box 8204
                               Boston, MA 02266
                                (800) 257-1770

26.  What kind of reports will be sent to Participants in the Plan?

     As soon as practicable after each purchase, a statement of account will be mailed to you by the Agent. These statements are your continuing record of current activity and should be retained for tax purposes. In addition, each Participant will receive all communications sent to other stockholders, including any annual and quarterly reports to stockholders, proxy statements and distribution income information for tax reporting purposes. Participants should be aware that it is important to retain all statements received as there could be a fee incurred when requesting the Agent to supply past history.

27.  What are the responsibilities of the Agent and the Company under the Plan?

     In administering the Plan, neither the Agent, the Company nor any agent for either will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death, the prices at which Common Stock is purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock. Neither the Agent, the Company nor any agent for either shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. Since the Company has delegated all responsibility for administering the Plan to the Agent, the Company specifically disclaims any responsibility for any of the Agent's actions or inactions in connection with the administration of the Plan.

ADDITIONAL INFORMATION

28.  Can shares held in the Plan be pledged or assigned?

     Shares held in the Plan may not be pledged or assigned, and any such purported pledge or assignment shall be void. If you wish to pledge or assign shares, you must request that a stock certificate for such shares be issued in your name. Stock certificates for fractional shares will not be issued under any circumstances.

29.  How will your shares held by the Agent be voted at stockholders' meetings?

     Shares held for you by the Agent will be voted as you direct. Each Participant will receive a proxy voting card for the total or their whole shares, including shares that they hold in the Plan. If no instructions are received, the shares will not be voted.

30.  What happens if the Company has a Common Stock rights offering?

     If the Company makes rights available to holders of Common Stock to purchase additional Common Stock or any other securities of the Company, the Agent will, unless otherwise instructed by the Participant, sell the rights accruing to shares of Common Stock held in each Participant's account and invest the proceeds in additional Common Stock on the next distribution payment date for the Common Stock. A Participant who wishes to receive any rights directly may do so by sending to the Bank, at least 20 days prior to the expiration of the rights offering, a written request that the rights accruing to shares in his account be sent to him, and the Participant will then have the opportunity to exercise his rights until the expiration of the rights offering.

31. What happens if the Company issues a Common Stock distribution or declares a Common Stock split?

     Any Common Stock distribution or Common Stock resulting from splits of Common Stock, both full and fractional, credited to Participants' accounts will be added to such accounts.

32. What happens if reinvestment of a Participant's distributions or optional cash payments would cause the Participant or any other person to exceed the Ownership Limit set forth in the Company's Charter, or otherwise violate the Company's Charter?

     The Company's Charter places certain restrictions upon the ownership, directly or constructively, of the Common Stock, including the limitation of ownership of the Common Stock by any one person to 9.8% of the outstanding shares (the "Ownership Limit"), subject to certain exceptions. To the extent any reinvestment of distributions elected by a stockholder or OP Unitholder or investment of an optional cash payment would cause such stockholder, OP Unitholder, or any other person to exceed the Ownership Limit or otherwise violate the Company's Charter, such reinvestment would be void ab initio, and such stockholder or OP Unitholder will be entitled to receive cash distributions or a refund of his optional cash payment (each without interest) in lieu of such reinvestment.

33.  May the Plan be changed or discontinued?

     The Company reserves the right to amend, modify, suspend, or terminate the Plan, but such action shall have no retroactive effect that would prejudice the interests of the Participants. In the event of termination, certificates for whole shares held by each Participant in the Plan will be delivered to such Participant together with a check for the net proceeds of the value of any fractional shares.

34.  What law governs the Plan?

     The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Maryland.

35.  How is the Plan to be interpreted?

     Any question of interpretation arising under the Plan will be determined by the Company, and any such determination will be final.

                                USE OF PROCEEDS

     The net proceeds from the sale of Common Stock offered pursuant to the Plan will be used for general corporate purposes of the Company.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan.

                                    EXPERTS

     The consolidated financial statements and consolidated financial statement schedule of the Company as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

=============================================================

   No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with any offering to be made by the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company.
This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                    TABLE OF CONTENTS

                       PROSPECTUS
                                                     Page
                                                     ----
Available Information...............................  2
Incorporation of Certain Documents
  by Reference......................................  2
The Company.........................................  3
Risk Factors........................................  3
Description of the Plan.............................  7
Use of Proceeds..................................... 14
Legal Matters....................................... 14
Experts............................................. 14

=============================================================
=============================================================

                     1,000,000 SHARES




                  SUN COMMUNITIES, INC.





                       COMMON STOCK


                     ---------------

                        PROSPECTUS

                     ---------------






=============================================================
                                          SEPTEMBER 26, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.


   Registration Fee.......................................... $ 9,312
   Legal Fees and Expenses...................................   5,000
   Accounting Fees and Expenses..............................   1,000
   Miscellaneous.............................................   2,500
                                                              -------
   Total..................................................... $17,812

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Company's charter authorizes the Company to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Company's bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that:
(i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

     The partnership agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its respective partners to the same extent the liability of the officers and directors of the Company to the Company and its stockholders is limited under the Company's charter.

ITEM 16. EXHIBITS

EXHIBIT NO.  DESCRIPTION
-----------  -----------
        4.1  Form of Common Stock Certificate (Incorporated by reference from
             Exhibit 2 to Amendment No. 1 to Form S-11 filed by the Company on
             November 5, 1993, File No. 33-69340)

        4.2 Articles VI and VII of the Company's Amended and Restated Articles of Incorporation (Incorporated by reference from Exhibit 3.1 to Amendment No. 1 to Form S-11 filed by the Company on November 5,
             1993, File No. 33-69340)

       *5.1 Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, as to validity of securities

      *23.1  Consent of Coopers & Lybrand L.L.P., independent accountants

      *23.2  Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation,
             (included as part of Exhibit 5.1)

      *24.1 Power of Attorney (included on the signature pages of this Registration Statement)


*Filed herewith


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on September 18, 1997.

                       SUN COMMUNITIES, INC.,
                       a Maryland corporation


                       By:  /s/ Jeffrey P. Jorissen
                            ----------------------------------------------------
                                Jeffrey P. Jorissen, Senior Vice President,
                                Treasurer, Chief Financial Officer and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Milton M. Shiffman, Gary A. Shiffman, and Jeffrey P. Jorissen, or any of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

NAME                                    TITLE                        DATE
----                                    -----                        ----
 /s/ Milton M. Shiffman   Chairman of the Board of Directors  September 18, 1997
------------------------
  Milton M. Shiffman

 /s/ Gary A. Shiffman     Chief Executive Officer,            September 18, 1997
------------------------  President, and Director
  Gary A. Shiffman

 /s/ Jeffrey P. Jorissen  Chief Financial Officer, Senior     September 18, 1997
------------------------  Vice President, Secretary, and
  Jeffrey P. Jorissen     Principal Accounting Officer

 /s/ Paul D. Lapides      Director                            September 18, 1997
------------------------
  Paul D. Lapides

 /s/ Ted J. Simon         Director                            September 18, 1997
------------------------
  Ted J. Simon

 /s/ Clunet R. Lewis      Director                            September 12, 1997
------------------------
  Clunet R. Lewis

 /s/ Ronald L. Piasecki   Director                            September 18, 1997
-----------------------
  Ronald L. Piasecki

 /s/ Arthur A. Weiss      Director                            September 22, 1997
--------------------
  Arthur A. Weiss

                               INDEX TO EXHIBITS




Exhibit
  No.                              Description
-------                            -----------
  4.1    Form of Common Stock certificate (Incorporated by reference from
         Exhibit 4.1 to Amendment No. 1 to Form S-11 filed by the Company on
         November 5, 1993, File No. 33-69340)

  4.2    Articles VI and VII of the Company's Amended and Restated Articles of
         Incorporation (Incorporated by reference from Exhibit 3.1 to Amendment
         No. 1 to Form S-11 filed by the Company on November 5, 1993, File No.
         33-69340)

 *5.1 Opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, as to validity of securities

 *23.1   Consent of Coopers & Lybrand L.L.P., independent accountants

 *23.2   Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation
         (included as part of Exhibit 5.1)

 *24.1 Power of Attorney (included on the signature pages of this Registration Statement)

         *Filed herewith